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                                                                    EXHIBIT 99.1

LAKELAND BANCORP ADOPTS SHAREHOLDER PROTECTION RIGHTS PLAN


Oak Ridge, NJ August 24, 2001 - Lakeland Bancorp, Inc. (Nasdaq:LBAI) today announced that its Board has adopted a Shareholder Protection Rights Plan and declared a dividend of one Right on each outstanding share of Lakeland common stock. The record date for the dividend will be September 4, 2001.

Initially the Rights will be evidenced by common stock certificates, will automatically trade with the stock, and will not be currently exercisable. The Rights become exercisable when and if an entity acquires 15% or more of Lakeland's common stock and will entitle each shareholder, other than the acquiring entity, to purchase a number of shares of common stock with a market value of $50 for a payment of $25 at that time. The Board, at its option, may require that each Right be exchanged for one share of common stock. This exchange feature would not apply to rights held by an entity which has acquired 15% of the common stock. The Rights may be redeemed by the Board of Directors for $0.001 per Right at any time before they become exercisable.

"This plan is adopted to ensure that each shareholder receives a fair price for Lakeland shares if unfair or coercive tactics are attempted to take over the company at a price not fair to all shareholders or not reflective of its long term value," said John W. Fredericks, Chairman of the Board. "It has not been adopted in response to any pending threat or effort to acquire control of the company, and will not prevent an acquisition at a fair price to all shareholders since the Board may redeem the Rights at any time to effect a fair transaction," said Fredericks.

Roger Bosma, President and Chief Executive Officer of Lakeland added:     "The
issuance of Rights will not affect reported earnings per share, is not taxable to Lakeland or its shareholders, and will not change the way in which Lakeland shares are traded. We have adopted this Rights plan as part of our general long term planning in a continuing effort to remain the premier independent community bank in northern New Jersey and to enhance the long term value of shareholder investment."

Lakeland Bancorp is the bank holding company for Lakeland Bank which has 33 banking offices in northern New Jersey.